FOR IMMEDIATE RELEASE
May 25, 2010

For further information contact:
Craig Montanaro                                                                                    James S.  Vaccaro
President and Chief Operating Officer                                                Chairman, President and CEO
Kearny Financial Corp.                                                                         Central Jersey Bancorp
(973) 244-4510                                                                                      (732) 663-4040

KEARNY FINANCIAL CORP. AND CENTRAL JERSEY BANCORP
ANNOUNCE EXECUTION OF MERGER AGREEMENT

Fairfield, New Jersey and Oakhurst, New Jersey, May 25, 2010 - Kearny Financial Corp.  (NASDAQ GS: KRNY) (“Kearny”), the holding company for Kearny Federal Savings Bank, and Central Jersey Bancorp (NASDAQ GM: CJBK) (“Central Jersey”), the holding company for Central Jersey Bank, N. A., jointly announced the execution of a definitive merger agreement which provides for the acquisition of Central Jersey by Kearny in an all cash transaction valued at $7.50 per share and an aggregate deal value of approximately $72.3 million. The definitive merger agreement is subject to approval by Central Jersey’s shareholders and applicable banking regulatory authorities.  It is anticipated that the merger will close in the fourth calendar quarter of 2010.  Kearny’s management projects that the transaction will be $0.05 per share accretive to annual GAAP earnings per share in the first full year of combined operations.  The dilution to tangible book value per share at close is projected to be approximately 8%.

The transaction will add 13 retail branches in Monmouth and Ocean Counties to Kearny’s existing 27 branch network, and will rank Kearny with a 10th place deposit market share in Monmouth County.  The Central Jersey offices will be operated under the name “Central Jersey Bank, a Division of Kearny Federal Savings Bank.”  Kearny will establish a Central Jersey Bank Advisory Board.

In announcing the transaction, Kearny Chief Executive Officer, John N. Hopkins, stated, “We are extremely excited about partnering with Central Jersey.  The combination will accomplish several strategic goals by: enhancing our community banking expertise, expanding our franchise in two highly attractive counties, increasing earnings and deploying our capital.”

Central Jersey Chairman, President and Chief Executive Officer, James S. Vaccaro, stated, “We are pleased and proud  to be joining an organization that shares our customer service philosophy and commitment to the community.  This transaction represents excellent value for our shareholders.”

FinPro, Inc. acted as financial advisor to Kearny and Sandler O'Neill & Partners, LP acted as financial advisor to Central Jersey.  Malizia Spidi & Fisch, PC acted as legal counsel to Kearny, and Giordano Halleran & Ciesla, PC acted as legal counsel to Central Jersey.

About Kearny

Kearny Financial Corp. is the parent company of Kearny Federal Savings Bank, a federally chartered savings bank.  Kearny operates from its administrative headquarters in Fairfield, New Jersey, and 27 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey.  At March 31, 2010, Kearny Financial Corp. had total assets, deposits and stockholders’ equity of $2.25 billion, $1.54 billion and $482.0 million, respectively.  Shares of Kearny Financial Corp. trade on the Nasdaq Global Select Market under the symbol “KRNY.”

About Central Jersey

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A.  Central Jersey Bank, N.A. and provides a full range of banking services to both individual and business customers through 13 branch facilities located in Monmouth and Ocean Counties, New Jersey.  Central Jersey Bancorp is traded on the NASDAQ Global Market under the trading symbol “CJBK.”  Central Jersey Bank, N.A. can be accessed through the internet at www.CJBNA.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning Central Jersey and Kearny.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements. Central Jersey and Kearny do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

* * * * *

In connection with the merger, Central Jersey will file a proxy statement with the Securities and Exchange Commission (SEC) to be distributed to the shareholders of Central Jersey.  Shareholders are urged to read the proxy statement regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Central Jersey and Kearny free of charge from the SEC’s website (www.sec.gov) or by contacting Central Jersey, Attention: James S. Vaccaro, Chairman, President and CEO, telephone (732) 663-4040.

Central Jersey and its directors, executive officers, and certain other members of management and employees may be soliciting proxies from Central Jersey’s shareholders in favor of the transaction.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Central Jersey shareholders in connection with the proposed transaction will be set forth in the proxy statement when it is filed with the SEC.  You can find information about Central Jersey’s executive officers and directors in its most recent proxy statement filed with the SEC, which is available at the SEC’s website (www.sec.gov).  You can also obtain free copies of these documents from Central Jersey using the contact information above.